Exhibit 99.1

Allurion Announces the Appointment of Eli Lilly Veteran, Keith Johns, to Its Board of Directors

Mr. Johns has worked over two decades bringing leading GLP-1 weight loss drugs and other metabolic drugs to market

NATICK, Mass. – Sep. 3, 2024 – Allurion Technologies, Inc. (NYSE: ALUR), a company dedicated to ending obesity, today announced the appointment of Keith Johns to its Board of Directors effective September 2, 2024.

"We are extremely excited to welcome Keith to the Allurion Board of Directors as we look to capitalize on the significant opportunity in front of us within the fast-growing obesity management space," said Dr. Shantanu Gaur, Allurion’s Founder and CEO. “I believe having Keith as a sounding board as we leverage the opportunities created by GLP-1s will be a competitive advantage.”

Omar Ishrak, Allurion’s Co-Chairman and former Chairman and CEO of Medtronic, added: “Keith is a fantastic addition and brings a new point of view to our Board. His more than two decades at Eli Lilly provide him with a unique perspective on the obesity market, specifically on new product launches, reimbursement dynamics, and strategic partnerships.”

Over nearly 25 years at Eli Lilly, Mr. Johns held many senior leadership positions, most recently as head of Global Marketing and Alliance Management for Lilly’s Diabetes and Obesity Business Unit. After retiring from Eli Lilly, Mr. Johns became the Chief Operating Officer at Adipo Therapeutics, a company on the cutting edge of harnessing the power of brown adipose tissue to advance the treatment of obesity and related metabolic disorders.

“I am thrilled to join Allurion’s Board of Directors at this exciting time, not only in Allurion’s journey to become a leading provider of weight loss therapies but also in the obesity management space generally, which continues to show explosive growth and opportunity due to the significant unmet needs of both people with obesity and health care providers,” said Mr. Johns.

About Allurion

Allurion is dedicated to ending obesity. The Allurion Program is a weight loss platform that features the Allurion Gastric Balloon, the world’s first and only swallowable, procedure-less intragastric balloon for weight loss, and offers access to the Allurion Virtual Care Suite, including the Allurion Mobile App for consumers, Allurion Insights for health care providers featuring the Coach Iris AI Platform, and the Allurion Connected Scale. The Allurion Virtual Care Suite is also available to providers separately from the Allurion Program to help customize, monitor and manage weight loss therapy for patients regardless of their treatment plan: gastric balloon, surgical, medical or nutritional. The Allurion Gastric Balloon is an investigational device in the United States.

For more information about Allurion and the Allurion Virtual Care Suite, please visit www.allurion.com

Allurion is a trademark of Allurion Technologies, Inc. in the United States and countries around the world.

Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the U.S. federal and state securities laws. These forward-looking statements generally are identified by the words “believe,” “look to,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions and include statements regarding the ability of the Allurion Program to leverage the opportunities created by GLP-1 and the Company’s ability to launch new products and strategic partnerships and navigate reimbursement dynamics. Forward-looking statements are predictions, projections and other statements about future events that reflect the current beliefs and assumptions of Allurion’s management based on information currently available to them and, as a result, are subject to risks and uncertainties. Many factors could cause actual future results or developments to differ materially from the forward-looking statements in this communication, including but not limited to (i) the ability of Allurion to obtain and maintain regulatory approvals for and successfully commercialize the Allurion Program, including the Allurion Balloon and the VCS, (ii) the timing of, and results from, our clinical studies and trials, (iii) the evolution of the markets in which Allurion competes, (iv) the ability of Allurion to defend its intellectual property, (v) the impact of the COVID-19 pandemic, the Russia and Ukraine war, and the Israel-Hamas conflict on Allurion’s business, (vi) Allurion’s expectations regarding its market opportunities, including those for the VCS platform, and (vii) the risk of economic downturns and a changing regulatory landscape in the highly competitive industry in which Allurion operates. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Allurion’s Annual Report on Form 10-K filed on March 26, 2024 (as subsequently amended) and other documents filed by Allurion from time to time with the U.S. Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Allurion assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Allurion does not give any assurance that it will achieve its expectations.

Global Media

Cedric Damour

PR Manager

+33 7 84 21 02 20

cdamour@allurion.com

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